Exhibit 10.20

INFOR (US), INC.

June 26, 2015

Ms. Nicole Anasenes

467 Central Park West

Apartment 10B

New York, NY 10025

Re:	Resignation and Transition Letter Agreement (the “Letter Agreement”) between Nicole Anasenes (“Executive”), and Infor (US), Inc. (“Infor”)

Dear Nicole:

This Letter Agreement, between Executive and Infor is effective as of June 26, 2012 (the “Effective Date”), and made to memorialize certain terms in connection with Executive’s resignation of her employment from Infor as Chief Financial Officer and Executive’s participation in the orderly transition of duties to others. Reference is hereby made to the Employment Agreement entered into on or about October 16, 2013, between Executive and Infor (the “Employment Agreement”). The Employment Agreement (including, without limitation, Sections 5, 6 and 7 thereof) shall continue in full force and effect in accordance with its terms unless expressly amended by this Letter Agreement. Unless otherwise defined herein, the defined terms of the Employment Agreement shall apply to this Letter Agreement and are incorporated herein by reference.

The Employment Period will terminate on June 26, 2015. For a period beginning immediately thereafter and ending on August 31, 2015 (the “Consulting Services Period”), Executive will use diligent efforts in providing consulting services to Infor and its Affiliates in order to assist with the orderly transition of her Chief Financial Officer duties to those named by Infor to assume such responsibilities (the “Consulting Services”). For the avoidance of doubt, the confidentiality, trade secret, invention and patent and other related provisions of the Employment Agreement shall apply to Executive’s provision of the Consulting Services. Infor will, subject to the immediately following paragraph, pay Executive a one-time fee in the amount of $75,000 (the “Consulting Fee”) for the Consulting Services payable in one lump sum on July 15, 2015. In addition to the Consulting Fee, if Executive properly elects to continue coverage under Infor’s benefit plans under COBRA, Infor will pay and/or reimburse Executive the cost of COBRA premiums during the Consulting Services Period (the “COBRA Benefit”), together with an additional amount such that when such additional amount is added to the amount of the COBRA Benefit, Executive will have received the value of the COBRA Benefit free of any tax liability (determined at the highest rate of federal, state and local taxes, including income, Medicare and other employment taxes to the extent imposed on the Executive with respect to the COBRA Benefit, applicable to a resident of The City of New York). All payments made hereunder will be subject to required tax withholding.

Ms. Nicole Anasenes

June 25, 2015

As a condition to, and in exchange for Infor’s obligation to make the payments stated herein, Executive shall, on June 26, 2015, execute and deliver to Infor a general release in the form attached to the Employment Agreement as Exhibit A (the “General Release”), such general release shall have become effective and Executive shall not have revoked or breached the provisions of such release or breached the provisions of Section 7 of the Employment Agreement.

Except as expressly stated herein, Executive agrees that she is not entitled to any other compensation, remuneration, bonus, severance, benefit, compensation, payment or incentive of any kind or nature or expectation of remuneration from Infor or any Affiliate, whether pursuant to any pre-existing or contemporaneous oral or written agreement or otherwise.

Nothing herein shall supersede or reduce or modify or terminate (a) Executive’s 100,000 vested Incentive Units, representing 25% of your original grant, under the Management Incentive Unit Subscription Agreement between Executive and Infor Enterprise Applications, LP (“Parent”), entered into on or about November 6, 2013, or (b) the Indemnification Agreement between Executive and Infor Global Solutions Holdings Ltd. (and Affiliates) entered into on or about October 16, 2013, which shall continue in full force and effect as to Executive without regard to her termination of employment.

Executive agrees that she will not at any time disparage, criticize or otherwise make derogatory statements regarding Parent or its Subsidiaries, their past and present investors, officers or directors. Infor agrees to direct its current officers and directors not to at any time disparage, criticize or otherwise make derogatory statement regarding Executive.

This Letter Agreement is not a guarantee or contract of employment for any period, but rather is an agreement as to the compensation and other benefits you will receive from Infor in connection with your resignation from employment.

Sincerely,

INFOR (US), INC.

/s/ GREGORY M. GIANGIORDANO
Gregory M. Giangiordano
SVP and General Counsel

Ms. Nicole Anasenes

June 25, 2015

ACCEPTED AND AGREED:

/s/ NICOLE ANASENES
NICOLE ANASENES

Signature Date: June 26, 2015